As filed with the Securities and Exchange Commission on July 28, 2021
Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ________________________________________
FORM S-8
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REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________________________________
PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
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Pennsylvania	25-0730780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)

PPG INDUSTRIES, INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)

Anne M. Foulkes, Esq.
Senior Vice President and General Counsel
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272
(Name and address of agent for service)

(412) 434-3131
(Registrant’s telephone number, including area code)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$80,000,000	N/A	$80,000,000	$8,728.00(2)

(1)The Deferred Compensation Obligations are unsecured obligations of PPG Industries, Inc. (the “Registrant”) to pay deferred compensation in accordance with the terms of the PPG Industries, Inc. Deferred Compensation Plan (the “Plan”).
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 133, as amended. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation that may be deferred under the Plan.

EXPLANATORY NOTE
    The filing of this Registration Statement on Form S-8 (this “Registration Statement”) is not an admission that the deferred compensation obligations registered hereby are securities or are subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
This Registration Statement is filed by PPG Industries, Inc. (referred to herein as “our,” “we,” “us,” “PPG” or the “Registrant”) relating to an additional $80,000,000 of deferred compensation obligations which are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the PPG Industries, Inc. Deferred Compensation Plan (the “Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2011 (File No. 333-173658), registering (i) $40,000,000 of deferred compensation obligations and (ii) 200,000 shares of our common stock, par value $1.66 2/3 per share (“Common Stock”), under the Plan, are herein incorporated by reference to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC pursuant to the Securities Act are incorporated by reference into this Registration Statement:
(a)the Registrant’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020 (File No. 1-1687);
(b)the Registrant’s Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 31, 2021;
(c)the Registrant’s Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended June 30, 2021;
(d) the Registrant’s Current Reports on Form 8-K filed with the SEC on February 18, 2021, February 23, 2021, March 4, 2021, April 20, 2021 and July 9, 2021; and
(e)the description of the Registrant’s Common Stock contained in its Registration Statement on Form 10 filed with the SEC on June 29, 1935, including all amendments and reports updating such description.
All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act.
Item 4. Description of Securities.
This Registration Statement registers deferred compensation obligations pursuant to the Plan, which represent obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan (collectively, the “Obligations”). The Plan, a copy of which has been filed as an exhibit to this Registration Statement, describes the Obligations and is incorporated herein by reference in its entirety in response to this Item 4, pursuant to Rule 411(b)(3) under the Securities Act.
Item 5. Interests of Named Experts and Counsel.
The validity of the Obligations registered pursuant to this Registration Statement has been passed upon for the Registrant by Anne M. Foulkes, Senior Vice President and General Counsel of the Registrant. Ms. Foulkes owns shares of the Registrant’s Common Stock and is eligible to participate in the Plan. In addition, Ms. Foulkes may be granted additional stock awards or other compensation benefits from the Registrant on or after the date hereof.
Item 6. Indemnification of Directors and Officers.
Sections 1741-1750 of the Pennsylvania Business Corporation Law provide for indemnification of PPG’s directors and officers against certain liabilities under certain circumstances.
Article VI of our Amended and Restated Bylaws (the “Bylaws”) provides that a director, officer or employee shall be found to be entitled to indemnification for expenses (including attorney’s fees) and any liability (including judgments, fines or penalties and amounts paid in settlement) actually and in good faith paid or incurred by any such person in connection with any actual or threatened proceeding (including any derivative lawsuits) by reason of the fact that such person is or was serving as a director, officer or employee of PPG or, at the request of PPG, was serving another corporation, partnership, joint venture, trust, employee benefit plan or other entity, unless a referee finds the conduct engaged in to have been such that, if so found by a court, indemnification would be prohibited by Pennsylvania law. PPG is also required to indemnify any such person (1) where there has been a determination by a court as to the conduct of the person claiming indemnification such that indemnification would not be prohibited by Pennsylvania law and (2) where the person is otherwise entitled to indemnification by Pennsylvania law. Expenses with respect to a proceeding which are incurred in good faith are required to be advanced by PPG prior to final disposition of the proceeding, subject to any obligation to repay PPG which is imposed by law or by provision in our Restated Articles of Incorporation, Bylaws, an agreement or otherwise. Under Pennsylvania law, any such advancement of expenses must be made subject to an undertaking to repay PPG in the event that it is determined ultimately that the person receiving the advancement is not entitled to indemnification. A written request for such advancement of expense must be made to PPG’s Corporate Secretary.
The selection of the referee is to be made by the general counsel or, if the general counsel is the person claiming indemnification or is otherwise involved in the proceeding, by the senior officer who does not have such a relationship to the proceeding. The referee is defined to be an attorney with substantial expertise in corporate law, who is both independent of the parties and unbiased. The person claiming indemnification may object, within 10 days of the notice of selection of the referee, to the referee selected. If the parties cannot agree on the selection of a referee, or if PPG fails to propose a referee, within 45 days of the submission of the request for indemnification, the referee will be selected by the American Arbitration Association.
The determination of entitlement to indemnification is made by the referee; however, the referee is required to find the person entitled to indemnification unless the referee finds that the conduct of the person was such that if so found by a court, indemnification would be prohibited by Pennsylvania law. The determination of the referee is binding on PPG but not on the person claiming indemnification.
To the extent that a person is entitled to indemnification for only a portion of the expenses or liability resulting from a proceeding, PPG is required to indemnify the person for such portion.
The Bylaws authorize PPG to purchase and maintain insurance, to create a trust fund, to grant a security interest or to use other means (including, without limitation, establishing a letter of credit) to ensure the payment of indemnification.
PPG is specifically authorized to enter into agreements with any director, officer or employee, which agreements may grant rights in furtherance of, different from, or in addition to but not in limitation of, the rights to indemnification granted in the Bylaws, without further shareholder approval of the terms and conditions of, or the form of, such agreements to the extent permitted by Pennsylvania law. Without limitation of the foregoing, in such agreements PPG may agree (1) to maintain insurance against certain expenses and liabilities and (2) to contribute to expenses and liabilities incurred in accordance with the application of relevant equitable considerations to the relative benefits to, and the relevant fault of, PPG.
The Bylaws provide (1) that the rights granted therein are contract rights, (2) that the rights granted will cover acts and omissions occurring on or after January 27, 1987, and (3) that the rights granted will continue as to a person who has ceased to be a director, officer or employee, with respect to a proceeding which results from acts or failures to act while such person was a director, officer or employee.
Sections 1741-1750 and the Bylaws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.
PPG also has policies of directors’ and officers’ liability insurance to indemnify its directors and officers against certain liabilities incurred in their capacities as such.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description
4.1PPG Industries, Inc. Deferred Compensation Plan related to compensation deferred on or after January 1, 2005, as amended and restated effective January 1, 2021 (incorporated by reference to Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2020).
5.1Opinion of Anne M. Foulkes, Senior Vice President and General Counsel of the Registrant, regarding the legality of the securities being registered hereunder.
23.1Consent of Anne M. Foulkes, Senior Vice President and General Counsel of the Registrant (included in Exhibit 5.1).
23.2Consent of PricewaterhouseCoopers LLP.
Item 9. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 28th day of July, 2021.

PPG INDUSTRIES, INC.
(Registrant)

By:	/s/ Michael H. McGarry
Michael H. McGarry
Chairman and Chief Executive Officer

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anne M. Foulkes and Vincent J. Morales, and each of them singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date
/s/ Michael H. McGarry	Chairman and Chief Executive Officer	July 28, 2021
Michael H. McGarry	(Principal Executive Officer) and a Director

/s/ Vincent J. Morales	Senior Vice President and Chief Financial Officer	July 28, 2021
Vincent J. Morales	(Principal Financial Officer)

/s/ William E. Schaupp	Vice President and Controller	July 28, 2021
William E. Schaupp	(Principal Accounting Officer)

/s/ Stephen F. Angel	Director	July 28, 2021
Stephen F. Angel

/s/ Steven A. Davis	Director	July 15, 2021
Steven A. Davis

/s/ John V. Faraci	Director	July 28, 2021
John V. Faraci

/s/ Hugh Grant	Director	July 28, 2021
Hugh Grant

/s/ Melanie L. Healey	Director	July 15, 2021
Melanie L. Healey

/s/ Gary R. Heminger	Director	July 15, 2021
Gary R. Heminger

/s/ Michael W. Lamach	Director	July 28, 2021
Michael W. Lamach

/s/ Kathleen A. Ligocki	Director	July 15, 2021
Kathleen A. Ligocki

/s/ Michael T. Nally	Director	July 15, 2021
Michael T. Nally

/s/ Guillermo Novo	Director	July 28, 2021
Guillermo Novo

/s/ Martin H. Richenhagen	Director	July 14, 2021
Martin H. Richenhagen

/s/ Catherine R. Smith	Director	July 28, 2021
Catherine R. Smith